Exhibit 10.3

           Description of Compensation Arrangement
          Between PG&E Corporation and Peter Darbee


Position: Senior Vice President and Chief Financial Officer of PG&E Corporation effective October 1, 1999.

Compensation and Benefit Arrangement:

1. An annual base salary of $400,000 ($33,333 per month) subject to possible increases through merit review plan.

2. A target annual bonus of $200,000, which equals 50% of base salary, in an annual incentive plan under which actual bonus dollars can reach from 0 to $400,000 based on performance relative to established goals. This would be pro-rated for 1999.

3.  An annual perquisite allowance of $15,500.

4.  An award of 7,000 performance units under PG&E
    Corporation Performance Unit Plan (PUP). The value of these units is tied to the relative total shareholder value of PG&E Corporation common stock as compared with other energy companies. The estimated value of this award is $227,500 based on an estimated value of $32.50 per share of PG&E Corporation stock.

5.  A stock option grant of 150,000 shares of PG&E
    Corporation common stock. These options will be granted and priced as of the day of election by the Board of Directors to new position. The estimated value of this grant is $900,000 based on a Black-Scholes value of $6.00 per option.

6. Participation in the PG&E Corporation Executive Stock Ownership Program. The program provides an incentive for achievement of certain stock ownership targets. Officer's target is two times base salary. If officer achieves ownership target within one year, officer will receive an incentive of $224,000 in the form of Phantom Stock units which vest after three years.

7.  Participation in the PG&E Corporation Deferred
    Compensation Plan.

8. A credit to officer's Deferred Compensation Plan account of a total amount equal to $1,200,000, to be credited to officer's account - providing officer meets general business goals for 1999, 2000, and 2001 - in three equal installments on January 1, 2000, January 1, 2001, and January 1, 2002.
    The credited funds will be allocated to the PG&E Corporation Phantom Stock Fund. Payment of credited funds will occur in accordance with selected payout options under the terms of the PG&E Corporation Deferred Compensation Plan. Should officer terminate

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    employment prior to the crediting of an installment, that
    installment, as well as any remaining installments, will be forfeited. However, should officer's employment be terminated such that officer is entitled to benefits under the PG&E Corporation Officer Severance Policy, any uncredited amounts will be immediately credited to officer's account.

9. Participation in the PG&E Corporation health and benefit plans, including defined contribution retirement savings plan.

10. Four weeks of paid vacation per year.

11. A one-time bonus of $50,000 payable within 30 days of officer's hire, subject to normal payroll withholdings. Officer may defer all or a portion of this amount into the PG&E Corporation Deferred Compensation Plan. Should officer decide to leave PG&E Corporation within one year of start date, a prorated amount of this bonus must be refunded to the company.

A number of these compensation elements, as well as election as an officer of PG&E Corporation, are subject to Board of Directors approval.